UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 29, 2021 (September 27, 2021)
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Commission File Number: 0-26640

POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		36-3943363
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

109 Northpark Boulevard,
Covington,	Louisiana	70433-5001
(Address of principal executive offices)		(Zip Code)
(985) 892-5521
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	POOL	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On September 27, 2021, Pool Corporation (the “Company”) entered into the Second Amended and Restated Credit Agreement (the “Agreement”) by and among Pool Corporation, as U.S. Borrower, SCP Distributors Canada Inc., as Canadian Borrower, SCP International, Inc., as Euro Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders party thereto. The Agreement amends and restates the Company’s predecessor senior credit facility principally by increasing the total borrowing capacity from $750.0 million to $1.0 billion through the addition of a delayed-draw term loan facility of $250.0 million. Under this term loan facility, the Company may draw term loans at any time prior to March 25, 2022. Any such term loans would require quarterly amortization payments aggregating to 20% of the original principal amount of the loan during the third, fourth and fifth years of the loan, with all remaining principal due on September 25, 2026. All other terms of any such term loans would be substantially similar to those governing revolving credit loans under the Agreement.

In addition, the Agreement further amends and restates the Company's predecessor senior credit facility by, among other things, (1) extending the maturity of the Agreement’s revolving credit facility from September 29, 2022 to September 25, 2026; (2) making available lower interest rates; (3) increasing the option for incremental facility commitments from $75.0 million to $250.0 million; and (4) providing additional capacity under certain negative covenants related to indebtedness, liens, investments, acquisitions, share repurchases and dividends.

The Agreement continues to require the Company to maintain a maximum average total leverage ratio and a minimum fixed charge coverage ratio consistent with the terms specified in the Company’s predecessor senior credit facility.

All obligations under the Agreement continue to be guaranteed on an unsecured basis by substantially all of the Company’s existing and future domestic subsidiaries. The Agreement also continues to contain various customary affirmative and negative covenants and events of default. The occurrence of any of these events of default would permit the lenders to, among other things, require immediate payment of all amounts outstanding under the Agreement.

The Company is obligated to pay certain customary fees to the lenders and agents under the Agreement. In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Agreement or their affiliates to provide commercial banking, investment banking, and other services for which the Company or its affiliates pay customary fees or commissions.

The description of the amendments set forth above is qualified by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

The Agreement included as an exhibit to this Form 8-K is included to provide you with information regarding the terms of the Agreement and is not intended to provide any other factual or disclosure information about the Company or the other parties thereto. The Agreement contains representations, warranties and covenants that the parties thereto made to each other as of specific dates. These representations and warranties may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1	Second Amended and Restated Credit Agreement dated as of September 27, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POOL CORPORATION

By:	/s/ Melanie Housey Hart
Melanie Housey Hart
Vice President and Chief Financial Officer

Dated: September 29, 2021